UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2010
PINNACLE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13641	95-3667491

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8918 Spanish Ridge Avenue, Las Vegas, Nevada	89148

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (702) 541-7777
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.
On April 29, 2010, Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), entered into a purchase agreement (the “Purchase Agreement”) under which it agreed to sell $350 million aggregate principal amount of its 8.75% Senior Subordinated Notes due 2020 (the “Notes”) to J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc. and UBS Securities LLC, as Representatives of the several initial purchasers named in Schedule 1 of the Purchase Agreement (collectively, the “Initial Purchasers”).
The closing of the sale of the Notes is expected to occur on May 6, 2010. The net proceeds from the offering, after deducting the Initial Purchasers’ discounts and commissions and the estimated offering expenses payable by the Company, are expected to be approximately $341.5 million. The Company intends to use a portion of the net proceeds from the offering to redeem all of its existing 8.25% senior subordinated notes due 2012 (the “8.25% Notes”), of which $200 million in aggregate principal amount is outstanding, and to repay all $80 million in outstanding revolving credit borrowings under its credit facility. The Company expects to redraw revolver borrowings to fund its Baton Rouge development project as construction proceeds. The Company also expects to use the remaining net proceeds from the offering for general corporate purposes, including funding its Baton Rouge development project. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company offered and will sell the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. It is expected that the Initial Purchasers will sell the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act and outside the United States pursuant to the exemption from registration provided by Regulation S of the Securities Act.
Certain of the Initial Purchasers or their affiliates may hold a portion of the 8.25% Notes and may receive a portion of the net proceeds of the Notes offering as a result of the redemption of the 8.25% Notes. Certain of the Initial Purchasers and their affiliates have performed and may in the future provide various financial advisory, investment banking, and commercial banking services for the Company and its affiliates from time to time, for which they have received, or will receive, customary fees and expenses. As noted above, a portion of the net proceeds of the offering of the Notes will be used to repay $80 million in revolving credit borrowings under the Company’s credit facility. As a result, certain of the Initial Purchasers and/or their affiliates will receive a portion of the net proceeds of the offering of the Notes. Certain of the Initial Purchasers or their related parties are lenders under the Company’s credit facility and have received customary interest, non-usage and other fees and expenses in connection with the Company’s revolving credit facility. In addition, from time to time, certain of the Initial Purchasers and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities, and may do so in the future.
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference.
Item 8.01 Other Events.
On April 29, 2010, the Company issued a press release announcing that it intends to offer $250 million aggregate principal amount of senior subordinated notes due 2020 pursuant to Rule 144A and Regulation S under the Securities Act. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.
In addition, on April 29, 2010, the Company issued a press release announcing the pricing of $350 million aggregate principal amount of new 8.75% senior subordinated notes due 2020, which will be issued pursuant to Rule 144A and Regulation S under the Securities Act. A copy of the press release is attached as Exhibit 99.2 to this Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1
Purchase Agreement, dated as of April 29, 2010, by and among Pinnacle Entertainment, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc. and UBS Securities LLC, as representatives of the several Initial Purchasers named in Schedule 1 of the Purchase Agreement.

Exhibit 99.1	Press release dated April 29, 2010, issued by Pinnacle Entertainment, Inc.

Exhibit 99.2	Press release dated April 29, 2010, issued by Pinnacle Entertainment, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)
Date: May 4, 2010	By:	/s/ Stephen H. Capp
Stephen H. Capp,
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 10.1
Purchase Agreement, dated as of April 29, 2010, by and among Pinnacle Entertainment, Inc. and J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc. and UBS Securities LLC, as representatives of the several Initial Purchasers named in Schedule 1 of the Purchase Agreement.

Exhibit 99.1	Press release dated April 29, 2010, issued by Pinnacle Entertainment, Inc.

Exhibit 99.2	Press release dated April 29, 2010, issued by Pinnacle Entertainment, Inc.